 EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

April 29, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 29, 2013, of American Fiber Green Products, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Date:  May 20, 2013   By /s/DKM Certified Public Accountants     Name: DKM Certified Public Accountants
Clearwater, Florida